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                    December 13, 2022

       Leonard Stella
       President
       Purthanol Resources Limited
       2711 Centreville Rd., Suite 400
       Wilmington, DE 19808

                                                        Re: Purthanol Resources
Limited
                                                            Registration
Statement on Form 10-12G
                                                            Filed September 29,
2021
                                                            File No. 000-33271

       Dear Leonard Stella:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Ron Mclntyre